Exhibit 10.2

EAGLE PHARMACEUTICALS, INC.

OFFICER SEVERANCE BENEFIT PLAN

APPROVED BY THE BOARD OF DIRECTORS: AUGUST 4, 2015

Section 1.                                          INTRODUCTION.

The Eagle Pharmaceuticals, Inc. Officer Severance Benefit Plan (the “Plan”) is hereby established effective August 4, 2015 (the “Effective Date”).  The purpose of the Plan is to provide for the payment of severance benefits to eligible officers of Eagle Pharmaceuticals, Inc. (the “Company”) in the event that such officers become subject to involuntary or constructive employment terminations.  This Plan shall supersede any severance benefit plan, policy or practice previously maintained by the Company, except for an individually negotiated employment contract or agreement between the Company and an officer.  This Plan document also is the Summary Plan Description for the Plan.

For purposes of the Plan, the following terms are defined as follows:

(a)                                 “Affiliate” means any corporation (other than the Company) in an “unbroken chain of corporations” beginning with the Company, if each of the corporations other then the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain

(b)                                 “Base Salary” means base pay (excluding incentive pay, premium pay, draws, commissions, overtime, bonuses and other forms of variable compensation) as in effect during the last regularly scheduled payroll period immediately preceding the Eligible Officer’s termination date.

(c)                                  “Board” means the Board of Directors of the Company; provided, however, that if the Board has delegated authority to administer the Plan to the Compensation Committee of the Board, then “Board” shall also mean the Compensation Committee.

(d)                                 “Cause” means, with respect to a particular officer, the occurrence of any of the following events:  the occurrence of any of the following events:  (i) the failure by the officer to perform, in a reasonable manner, his or her duties as assigned by the Company or an Affiliate, (ii) any violation or breach by the officer of his or her employment, consulting or other similar agreement with the Company or an Affiliate, if any, (iii) any violation or breach by the officer of any non-competition, non-solicitation, non-disclosure and/or other similar agreement that the officer has entered into with the Company or an Affiliate, (iv) any act by the officer of dishonesty or bad faith with respect to the Company or an Affiliate, (v) use of alcohol, drugs or other similar substances in a manner that adversely affects the officer’s work performance, or (vi) the commission by the officer of any act, misdemeanor, or crime reflecting unfavorably upon the officer or the Company or any Affiliate.  The determination whether a termination is for Cause shall be made by the Plan Administrator in its sole and exclusive judgment and discretion.

(e)                                  “Change in Control” means (i) a sale of all or substantially all of the Company’s assets, (ii) any merger, consolidation or other business combination transaction of the Company with or into another corporation, entity or person, other than a transaction in which the voting equity interests of the Company outstanding immediately prior to such transaction represent (either by such equity remaining outstanding or by such equity being converted into voting equity interests of the surviving entity) a majority of the voting equity interests of the Company (or the surviving entity) outstanding immediately after such transaction, or (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership of equity interests representing a majority of the voting power of the then outstanding equity interests of the Company, but, in each case, only to the extent such transaction (that is, (i), (ii) or (iii)) is also a “change in ownership of a corporation” or a “change in ownership of a substantial portion of a corporation’s assets” as defined in Treasury Regulation Sections 1.409A-3(i)(5)(v) and (vii), without reference to any alternative definitions thereunder.

(f)                                   “Code” means the Internal Revenue Code of 1986, as amended.

(g)                                 “Company” means Eagle Pharmaceuticals, Inc. or, following a Change in Control, the surviving entity resulting from such event.

(h)                                 “Covered Termination” means a termination of employment that is due to a termination by the Company without Cause.

(i)                                    “Eligible Officer” means an officer (defined as an employee at the Vice President level or above) of the Company that meets the requirements to be eligible to receive Plan benefits as set forth in Section 2.

(j)                                    “Participation Agreement” means an agreement between an officer and the Company in substantially the form of Appendix A attached hereto, and which may include such other terms as the Board deems necessary or advisable in the administration of the Plan.

(k)                                 “Plan Administrator” means the Board.

Section 2.                                          ELIGIBILITY FOR BENEFITS.

(a)                                 Eligible Officer.  Each full-time regular employee of the Company is eligible to participate in the Plan if (i) the Board has designated such officer as eligible to participate in the Plan by providing such person with a Participation Agreement; (ii) such officer has signed and returned such Participation Agreement to the Company within the period specified therein; (iii) such officer’s employment with the Company terminates due to a Covered Termination; and (iv) such officer meets the other Plan eligibility requirements set forth in this Section 2.  The determination of whether an officer is an Eligible Officer shall be made by the Plan Administrator, in its sole discretion, and such determination shall be binding and conclusive on all persons.

(b)                                 Release Requirement.  As an express condition to be eligible to receive severance benefits under the Plan, the employee also must furnish to the Company an executed waiver and release of claims in a form acceptable to the Company (the “Release”), within the applicable time period set forth therein, but in no event more than fifty (50) days following the date of the applicable Covered Termination, and such Release must become effective in accordance with its terms.

(c)                                  Plan Benefits Reduced by Individual Agreement Severance Benefits.  Unless otherwise determined by the Plan Administrator in its discretion, an officer who otherwise is an Eligible Officer will receive reduced benefits under the Plan if the officer has executed an individually negotiated employment contract or agreement with the Company relating to severance benefits that is in effect on his or her termination date, in which case such officer’s severance benefit, if any, shall be governed by the terms of such individually negotiated employment contract or agreement and shall be governed by this Plan only to the extent that the reduction pursuant to Section 3(c) below does not entirely eliminate benefits under this Plan.

(d)                                 Exceptions to Benefit Entitlement.  An officer who otherwise is an Eligible Officer will not receive benefits under the Plan in the following circumstances, as determined by the Plan Administrator in its sole discretion:

(1)                                 The officer voluntarily terminates employment with the Company, or terminates employment due to the officer’s death or disability.  Voluntary terminations include, but are not limited to, resignation, retirement or failure to return from a leave of absence on the scheduled date.

(2)                                 The officer voluntarily terminates employment with the Company in order to accept employment with another entity that is wholly or partly owned (directly or indirectly) by the Company or an Affiliate.

(3)                                 The officer is offered an identical or substantially equivalent or comparable position with the Company or an Affiliate.  For purposes of the foregoing, a “substantially equivalent or comparable position” is one that provides the officer substantially the same level of responsibility and compensation.

(4)                                 The officer is offered immediate reemployment by a successor to the Company or an Affiliate or by a purchaser of the Company’s assets, as the case may be, following a Change in Control.  For purposes of the foregoing, “immediate reemployment” means that the officer’s employment with the successor to the Company or an Affiliate or the purchaser of its assets, as the case may be, results in uninterrupted employment such that the officer does not incur a lapse in pay or benefits as a result of the change in ownership of the Company or the sale of its assets.

(5)                                 The officer is rehired by the Company or an Affiliate and recommences employment prior to the date benefits under the Plan are scheduled to commence.

Section 3.                                          AMOUNT OF BENEFIT.

(a)                                 Severance Benefit.  Benefits under the Plan shall be provided to an Eligible Officer as set forth in the Participation Agreement.

(b)                                 Additional Benefits.  Notwithstanding the foregoing, the Company may, in its sole discretion, provide benefits to employees who are not Eligible Officers (“Non-Eligible Employees”) chosen by the Board, in its sole discretion, and the provision of any such benefits to a Non-Eligible Employee shall in no way obligate the Company to provide such benefits to any other Non-Eligible Employee, even if similarly situated.  If benefits under the Plan are provided to a Non-Eligible Employee, references in the Plan to “Eligible Officer” (and similar references) shall be deemed to refer to such Non-Eligible Employee.

(c)                                  Certain Reductions.  The Company, in its sole discretion, shall have the authority to reduce an Eligible Officer’s severance benefits, in whole or in part, by any other severance benefits, pay and benefits provided during a period following written notice of a plant closing or mass layoff, pay and benefits in lieu of such notice, or other similar benefits payable to the Eligible Officer by the Company or an Affiliate that become payable in connection with the Eligible Officer’s termination of employment pursuant to (i) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act or any other similar state law, (ii) any individually negotiated employment contract or agreement or any other written employment or severance agreement with the Company, or (iii) any Company policy or practice providing for the Eligible Officer to remain on the payroll for a limited period of time after being given notice of the termination of the Eligible Officer’s employment, and the Plan Administrator shall so construe and implement the terms of the Plan.  Any such reductions that the Company determines to make pursuant to this Section 3(c) shall be made such that any benefit under the Plan shall be reduced solely by any similar type of benefit under such legal requirement, agreement, policy or practice (i.e., any cash severance benefits under the Plan shall be reduced solely by any cash payments or severance benefits under such legal requirement, agreement, policy or practice, and any continued insurance benefits under the Plan shall be reduced solely by any continued insurance benefits under such legal requirement, agreement, policy or practice).  The Company’s decision to apply such reductions to the severance benefits of one Eligible Officer and the amount of such reductions shall in no way obligate the Company to apply the same reductions in the same amounts to the severance benefits of any other Eligible Officer, even if similarly situated.  In the Company’s sole discretion, such reductions may be applied on a retroactive basis, with severance benefits previously paid being re-characterized as payments pursuant to the Company’s statutory obligation.

Section 4.                                          RETURN OF COMPANY PROPERTY.

An Eligible Officer will not be entitled to any severance benefit under the Plan unless and until the Eligible Officer returns all Company Property.  For this purpose, “Company Property” means all Company documents (and all copies thereof) and other Company property which the Eligible Officer had in his or her possession at any time, including, but not limited to, Company files, notes, drawings, records, plans, forecasts, reports, studies, analyses, proposals, agreements, financial information, research and development information, sales and marketing information, operational and personnel information, specifications, code, software, databases, computer-recorded information, tangible property and equipment (including, but not limited to, computers, facsimile machines, mobile telephones, servers), credit cards, entry cards, identification badges and keys; and any materials of any kind which contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part).

Section 5.                                          TIME OF PAYMENT AND FORM OF BENEFIT.

Notwithstanding anything to the contrary set forth herein, any payments and benefits provided under the Plan that constitute “deferred compensation” within the meaning of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively “Section 409A”) shall not commence in connection with an Eligible Officer’s termination of employment unless and until the Eligible Officer has also incurred a “separation from service,” as such term is defined in Treasury Regulations Section 1.409A-1(h) (“Separation from Service”), unless the Company reasonably determines that such amounts may be provided to the Eligible Officer without causing the Eligible Officer to incur the adverse personal tax consequences under Section 409A.

It is intended that all payments of any such benefits under the Plan satisfy, to the greatest extent possible, the exemptions from the application of Section 409A provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)(iii).  However, if the Company determines that any such benefits payable under the Plan constitute “deferred compensation” under Section 409A and the Eligible Officer is a “specified employee” of the Company, as such term is defined in Section 409A(a)(2)(B)(i), then, solely to the extent necessary to avoid the imposition of the adverse personal tax consequences under Section 409A, (A) the timing of such benefit payments shall be delayed until the earlier of (1) the date that is six (6) months and one (1) day after the Eligible Officer’s Separation from Service and (2) the date of the Eligible Officer’s death (such applicable date, the “Delayed Initial Payment Date”), and (B) the Company shall (1) pay the Eligible Officer a lump sum amount equal to the sum of the benefit payments that the Eligible Officer would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the benefits had not been delayed pursuant to this paragraph and (2) commence paying the balance, if any, of the benefits in accordance with the applicable payment schedule.

In no event shall payment of any benefits under the Plan be made prior to an Eligible Officer’s termination date or prior to the effective date of the Release.  If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, and the Eligible Officer’s Separation from Service occurs at a time during the calendar year when the Release could become effective in the calendar year following the calendar year in which the Eligible Officer’s Separation from Service occurs, then regardless of when the Release is returned to the Company and becomes effective, the Release will not be deemed effective any earlier than the latest permitted effective date (the “Release Deadline”).  If the Company determines that any payments or benefits provided under the Plan constitute “deferred compensation” under Section 409A, then except to the extent that payments may be delayed until the Delayed Initial Payment Date pursuant to the preceding paragraph, on the first regular payroll date following the effective date of an Eligible Officer’s Release, the Company shall pay the Eligible Officer a lump sum amount equal to the sum of the benefit payments that the Eligible Officer would otherwise have received through such payroll date but for the delay in payment related to the effectiveness of the Release.

All severance payments under the Plan shall be subject to applicable withholding for federal, state and local taxes.  If an Eligible Officer is indebted to the Company at his or her termination date, the Company reserves the right to offset any severance payments under the Plan by the amount of such indebtedness.

Section 6.                                          REEMPLOYMENT.

In the event of an Eligible Officer’s reemployment by the Company during the period of time in respect of which severance benefits pursuant to the Plan have been paid, the Company, in its sole and absolute discretion, may require such Eligible Officer to repay to the Company all or a portion of such severance benefits as a condition of reemployment.

Section 7.                                          RIGHT TO INTERPRET AND ADMINISTER PLAN; AMENDMENT AND TERMINATION.

(a)                                 Interpretation and Administration.  The Board shall be the Plan Administrator and shall have the exclusive discretion and authority to establish rules, forms, and procedures for the administration of the Plan and to construe and interpret the Plan and to decide any and all questions of fact, interpretation, definition, computation or administration arising in connection with the operation of the Plan, including, but not limited to, the eligibility to participate in the Plan and amount of benefits paid under the Plan.  The rules, interpretations, computations and other actions of the Board shall be binding and conclusive on all persons.

(b)                                 Delegation of Authority.  The Board may delegate some or all of the administration of the Plan to one or more Officers of the Company.  The Board may retain authority to concurrently administer the Plan and may, at any time, revest in the Board some or all of the powers previously delegated.

(c)                                  Amendment.  The Plan Administrator reserves the right to amend this Plan at any time; provided, however, that any amendment of the Plan will not be effective as to a particular officer who is or may be adversely impacted by such amendment or termination and has an effective Participation Agreement without the written consent of such officer.  Any action amending the Plan shall be in writing and executed by the Company’s Chairman of the Board.

(d)                                 Termination.  The Plan will automatically terminate following satisfaction of all the Company’s obligations under the Plan.  The Board may discontinue the Plan at any time and for any reason; however, no such termination shall affect the right of an Eligible Officer to receive any unpaid benefit of any Eligible Officer whose termination date occurred prior to the termination of the Plan.  Any action terminating the Plan shall be in writing and executed by the Company’s Chairman of the Board.

(e)                                  Binding Effect on Successor to Company.  This Plan shall be binding upon any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Company, or upon any successor to the Company as the result of a Change in Control, and any such successor or assignee shall be required to perform the Company’s obligations under the Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment or Change in Control had taken place.  In such event the term “Company,” as used in the Plan, shall mean the Company as hereinafter defined and any successor or assignee as described above which by reason hereof becomes bound by the terms and provisions of this Plan.

Section 8.                                          NO IMPLIED EMPLOYMENT CONTRACT.

The Plan shall not be deemed (i) to give any officer or other person any right to be retained in the employ of the Company or (ii) to interfere with the right of the Company to discharge any officer or other person at any time, with or without cause, which right is hereby reserved.

Section 9.                                          LEGAL CONSTRUCTION.

This Plan is intended to be governed by and shall be construed in accordance with the Employee Retirement Income Security Act of 1974 (“ERISA”) and, to the extent not preempted by ERISA, the laws of the State of New Jersey.

Section 10.                                   CLAIMS, INQUIRIES AND APPEALS.

(a)                                 Applications for Benefits and Inquiries.  Any application for benefits, inquiries about the Plan or inquiries about present or future rights under the Plan must be submitted to the Plan Administrator in writing by an applicant (or his or her authorized representative).  The Plan Administrator is:

Human Resources Department

Eagle Pharmaceuticals, Inc.

50 Tice Blvd

Woodcliff Lake, NJ 07677

(b)                                 Denial of Claims.  In the event that any application for benefits is denied in whole or in part, the Plan Administrator must provide the applicant with written or electronic notice of the denial of the application, and of the applicant’s right to review the denial.  Any electronic notice will comply with the regulations of the U.S. Department of Labor.  The notice of denial will be set forth in a manner designed to be understood by the applicant and will include the following:

(1)                                 the specific reason or reasons for the denial;

(2)                                 references to the specific Plan provisions upon which the denial is based;

(3)                                 a description of any additional information or material that the Plan Administrator needs to complete the review and an explanation of why such information or material is necessary; and

(4)                                 an explanation of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA following a denial on review of the claim, as described in Section 10(d) below.

This notice of denial will be given to the applicant within ninety (90) days after the Plan Administrator receives the application, unless special circumstances require an extension of time, in which case, the Plan Administrator has up to an additional ninety (90) days for processing the application.  If an extension of time for processing is required, written notice of the extension will be furnished to the applicant before the end of the initial ninety (90) day period.

This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the application.

(c)                                  Request for a Review.  Any person (or that person’s authorized representative) for whom an application for benefits is denied, in whole or in part, may appeal the denial by submitting a request for a review to the Plan Administrator within sixty (60) days after the application is denied.  A request for a review shall be in writing and shall be addressed to:

Eagle Pharmaceuticals, Inc.

50 Tice Blvd

Woodcliff Lake, NJ 07677

A request for review must set forth all of the grounds on which it is based, all facts in support of the request and any other matters that the applicant feels are pertinent.  The applicant (or his or her representative) shall have the opportunity to submit (or the Plan Administrator may require the applicant to submit) written comments, documents, records, and other information relating to his or her claim.  The applicant (or his or her representative) shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim.  The review shall take into account all comments, documents, records and other information submitted by the applicant (or his or her representative) relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)                                 Decision on Review.  The Plan Administrator will act on each request for review within sixty (60) days after receipt of the request, unless special circumstances require an extension of time (not to exceed an additional sixty (60) days) for processing the request for a review.  If an extension for review is required, written notice of the extension will be furnished to the applicant within the initial sixty (60) day period.  This notice of extension will describe the special circumstances necessitating the additional time and the date by which the Plan Administrator is to render its decision on the review.  The Plan Administrator will give prompt, written or electronic notice of its decision to the applicant. Any electronic notice will comply with the regulations of the U.S. Department of Labor.  In the event that the Plan Administrator confirms the denial of the application for benefits in whole or in part, the notice will set forth, in a manner calculated to be understood by the applicant, the following:

(1)                                 the specific reason or reasons for the denial;

(2)                                 references to the specific Plan provisions upon which the denial is based;

(3)                                 a statement that the applicant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to his or her claim; and

(4)                                 a statement of the applicant’s right to bring a civil action under Section 502(a) of ERISA.

(e)                                  Rules and Procedures.  The Plan Administrator will establish rules and procedures, consistent with the Plan and with ERISA, as necessary and appropriate in carrying out its responsibilities in reviewing benefit claims.  The Plan Administrator may require an applicant who wishes to submit additional information in connection with an appeal from the denial of benefits to do so at the applicant’s own expense.

(f)                                   Exhaustion of Remedies.  No legal action for benefits under the Plan may be brought until the applicant (i) has submitted a written application for benefits in accordance with the procedures described by Section 10(a) above, (ii) has been notified by the Plan Administrator that the application is denied, (iii) has filed a written request for a review of the application in accordance with the appeal procedure described in Section 10(c) above, and (iv) has been notified that the Plan Administrator has denied the appeal.  Notwithstanding the foregoing, if the Plan Administrator does not respond to a Participant’s claim or appeal within the relevant time limits specified in this Section 10, the Participant may bring legal action for benefits under the Plan pursuant to Section 502(a) of ERISA.

Section 11.                                   BASIS OF PAYMENTS TO AND FROM PLAN.

The Plan shall be unfunded, and all cash payments under the Plan shall be paid only from the general assets of the Company.

Section 12.                                   OTHER PLAN INFORMATION.

(a)                                 Employer and Plan Identification Numbers.  The Employer Identification Number assigned to the Company (which is the “Plan Sponsor” as that term is used in ERISA) by the Internal Revenue Service is         .  The Plan Number assigned to the Plan by the Plan Sponsor pursuant to the instructions of the Internal Revenue Service is 103.

(b)                                 Ending Date for Plan’s Fiscal Year.  The date of the end of the fiscal year for the purpose of maintaining the Plan’s records is December 31.

(c)                                  Agent for the Service of Legal Process.  The agent for the service of legal process with respect to the Plan is the Chief Executive Officer, Eagle Pharmaceuticals, 50 Tice Blvd., Woodcliff Lake, NJ 07677.

(d)                                 Plan Sponsor and Administrator.  The “Plan Sponsor” and the “Plan Administrator” of the Plan is:

Eagle Pharmaceuticals, Inc.

50 Tice Blvd

Woodcliff Lake, NJ 07677

The Plan Sponsor’s and Plan Administrator’s telephone number is (201) 307-8561.  The Plan Administrator is the named fiduciary charged with the responsibility for administering the Plan.

Section 13.                                   STATEMENT OF ERISA RIGHTS.

Participants in this Plan (which is a welfare benefit plan sponsored by Eagle Pharmaceuticals are entitled to certain rights and protections under ERISA.  If you are an Eligible Employee, you are considered a participant in the Plan and, under ERISA, you are entitled to:

(a)                                 Receive Information About Your Plan and Benefits

(1)                                 Examine, without charge, at the Plan Administrator’s office and at other specified locations, such as worksites, all documents governing the Plan and a copy of the latest annual report (Form 5500 Series), if applicable, filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration;

(2)                                 Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if applicable, and an updated (as necessary) Summary Plan Description.  The Administrator may make a reasonable charge for the copies; and

(3)                                 Receive a summary of the Plan’s annual financial report, if applicable.  The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

(b)                                 Prudent Actions by Plan Fiduciaries.  In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan.  The people who operate the Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.  No one, including your employer, your union or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a Plan benefit or exercising your rights under ERISA.

(c)                                  Enforce Your Rights.  If your claim for a Plan benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan, if applicable, and do not receive them within 30 days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.

If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.

If you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(d)                                 Assistance with Your Questions.  If you have any questions about the Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of

Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

APPENDIX A

EAGLE PHARMACEUTICALS, INC.

OFFICER SEVERANCE BENEFIT PLAN

PARTICIPATION AGREEMENT

Name:

Section 1.                                          ELIGIBILITY.

You have been designated as eligible to participate in the Eagle Pharmaceuticals, Inc. Officer Severance Benefit Plan (the “Plan”), a copy of which is attached as Annex I to this Participation Agreement (the “Agreement”).  Capitalized terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Section 2.                                          SEVERANCE BENEFITS

Subject to the terms of the Plan and Section 3 of this Agreement, if you are terminated in a Covered Termination, and meet all the other eligibility requirements set forth in the Plan, including, without limitation, executing the required Release within the applicable time period set forth therein and provided that such Release becomes effective in accordance with its terms, you will receive the severance benefits set forth in this Section 2. Notwithstanding the schedule for provision of severance benefits as set forth below, the provision of any severance benefits under this Section 2 is subject to any delay in payment that may be required under Section 5 of the Plan.

(a)                                 Covered Termination.  Upon a Covered Termination, you shall be eligible to receive the following severance benefits.

(1)                                 Cash Severance Benefit.  You will be entitled to receive an amount equal to your then-current monthly Base Salary payable for a period of [three/six] [(3/6)] months plus a pro-rata portion of your annual bonus for the performance period in which your termination occurs, calculated based upon the number of days that you were employed during the performance year, payable in equal installments in accordance with the Company’s regular payroll procedures over a [three/six] [(3/6)] month period beginning on the first payroll date following the effective date of your Release.

(2)                                 [Transition Assistance.  The Company will pay for outplacement counseling and training services (“Outplacement Benefits”) to be provided by an outplacement services company selected by the Company.  Outplacement Benefits shall not exceed $15,000.]

(3)                                 [COBRA Continuation Assistance.  If you are eligible for continuation health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and provided you timely elect COBRA continuation coverage, the Company will pay an amount equal to the employer-paid portion of your monthly premium immediately prior to your Covered Termination for six (6) months of such COBRA continuation coverage for you and your eligible dependents who are enrolled in COBRA continuation coverage as your Covered Termination.]

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Section 3.                                          ACKNOWLEDGEMENTS.

As a condition to participation in the Plan, you hereby acknowledge each of the following:

(a)                                 The severance benefits that may be provided to you under this Agreement are subject to all of the terms of the Plan which is incorporated into and becomes part of this Agreement, including but not limited to the reductions under Section 3 of the Plan.

(b)                                 This Agreement and the Plan supersedes any severance benefit plan, policy or practice previously maintained by the Company that may have been applicable to you, including but not limited to any Participation Agreement previously provided to you.

(c)                                  You may not sell, transfer, or otherwise assign or pledge your right to benefits under this Agreement and the Plan to either your creditors or to your beneficiary, except to the extent permitted by the Plan Administrator if such action would not result in adverse tax consequences under Section 409A.

To accept the terms of this Agreement and participate in the Plan, please sign and date this Agreement in the space provided below and return it to                       no later than          ,    .

Eagle Pharmaceuticals, Inc.

By:

Title:	Chairman of the Board of Directors

[Eligible Officer]		Date

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ANNEX I

EAGLE PHARMACEUTICALS, INC. OFFICER SEVERANCE BENEFIT PLAN

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